UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                               DELUXE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     [_]  Fee paid previously with preliminary materials:

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          4)   Date Filed:

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


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                                                        DELUXE CORPORATION
                                                        3680 Victoria Street N.
                                                        Shoreview, MN 55126-2966
                                                        P.O. Box 64235
                                                        St. Paul, MN 55164-0235
                                                        www.dlx.com

[LOGO]
DELUXE

--------------------------------------------------------------------------------

                        NOTICE OF MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 2001

To the Shareholders of Deluxe Corporation:

     The 2001 regular meeting of shareholders will be held in the Continental Room at the Holiday Inn - St. Paul at 1201 W. County Road E, St. Paul, Minnesota 55112 on Tuesday, May 8, 2001, at 1:30 p.m. Central Daylight Time for the following purposes:

     1. to elect 10 Directors to hold office until the 2002 regular meeting of shareholders;

     2. to consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2001; and

     3. to take action on any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 12, 2001 are entitled to vote at the meeting and at any adjournment thereof.

     Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Anthony C. Scarfone

                                        Anthony C. Scarfone
Dated: March 30, 2001                   Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE OR VIA THE INTERNET. THANK YOU.

--------------------------------------------------------------------------------

                               DELUXE CORPORATION

            3680 VICTORIA STREET N., SHOREVIEW, MINNESOTA 55126-2966

--------------------------------------------------------------------------------


                                 PROXY STATEMENT
                 2001 REGULAR MEETING OF SHAREHOLDERS TO BE HELD
                                   MAY 8, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The Board of Directors (the "Board") and management of Deluxe Corporation (the "Company") are asking you to return the enclosed proxy card. It is your ballot for voting on the items of business at the 2001 Meeting of Shareholders (the "Meeting"). The items of business are discussed in this proxy statement and in the Notice of Meeting of Shareholders, which you received along with this proxy statement.

     The Meeting will be held in the Continental Room at the Holiday Inn - St. Paul at 1201 W. County Road E, St. Paul, Minnesota 55112 on Tuesday, May 8, 2001, at 1:30 p.m., Central Daylight Time. If for some reason the Meeting is rescheduled to a later date or time, your proxy will continue to be valid unless expressly cancelled or changed.

     Your shares will be voted at the Meeting according to your proxy instructions. IF YOUR PROXY INSTRUCTIONS DO NOT SPECIFY HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ITEMS OF BUSINESS. These proxy solicitation materials are first being sent to shareholders on or about April 6, 2001.

     In order to vote at the Meeting, you must be a shareholder of record of the Company as of the close of business on March 12, 2001. As of that date, there were 70,646,880 shares of the Company's Common Stock outstanding. The Company does not have any other class of capital stock outstanding.

     You have one vote for each share you own and you can vote those shares for each item of business addressed at the Meeting. Shareholders have the option to vote using the Internet, by telephone or by mailing back the enclosed proxy card. If you want to vote using the Internet or by telephone, please see the proxy card for instructions.

     The total number of votes cast by all shareholders either present at the Meeting or voting by proxy will determine whether an item of business is approved. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the Meeting. Shares as to which the holder has abstained on any matter (or has withheld authority as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and, for purposes of determining the approval of each matter as to which the shareholder has abstained, as having not been voted in favor of such matter. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

     A shareholder may revoke his or her proxy at any time before it is voted by written notice addressed to the Secretary at the offices of the Company, by filing another proxy bearing a later date with the Secretary, by submitting a new proxy by telephone or through the Internet, or by appearing at the Meeting and voting in person.

     The Company pays all of the costs of sending out proxy materials and encouraging shareholders to vote. The Company's directors, officers and regular employees may use mail, Internet, telephone and personal calls to encourage shareholders to vote. They do not, however, receive additional compensation for soliciting shareholder proxies. The Company has also retained, at its expense, Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. The cost of such proxy solicitation services is expected to be less than $8,500. The Company may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.

                          ITEM 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Board of Directors has set the size of the Board at 10 persons and recommends that the persons listed below be elected directors to serve until the 2002 regular meeting of the Company's shareholders. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting will be necessary to elect each of the nominees listed below. All of the nominees are presently directors of the Company whose terms of office will expire at the Meeting.

CALVIN W. AURAND, JR., age 70, has been a director of the Company since November 1996. He has been the Chief Executive Officer of Premier Graphics, Inc. since February 2001 and the Chairman since March 2001. He was the Chairman of the board of directors, President and Chief Executive Officer of Banta Corporation ("Banta") from July 1989 until his retirement in April 1995. Banta is a printing and supply-chain management services company.

RONALD E. EILERS, age 53, has been a director of the Company since August 2000. He has served as President and Chief Operating Officer of the Company since December 29, 2000. From August 1997 to December 2000, Mr. Eilers was a Senior Vice President of the Company and managed its Paper Payment Systems business. From February 1997 to August 1997, Mr. Eilers was President of Deluxe Direct, Inc., a subsidiary of the Company, and from October 1996 was Vice President of Deluxe Direct, Inc. In 1995, Mr. Eilers became President of PaperDirect, Inc., a subsidiary of the Company, and the manager of the Company's business forms division.

DANIEL D. GRANGER, age 52, has been a director of the Company since November 2000. He has been the Chief Executive Officer of Catalina Marketing Corporation ("Catalina") since July 1998 and became Chairman in July 2000. Catalina provides strategic targeted marketing solutions for consumer goods companies and retailers. He served as President and Chief Operating Officer of Catalina from April 1998 to July 1998 and has also served as a director since April 1998. Previously, Mr. Granger served as President of Catalina Marketing Services from January 1996 to April 1998.

BARBARA B. GROGAN, age 53, has been a director of the Company since 1991. She is the founder of Western Industrial Contractors of Denver, Colorado ("Western Industrial") and has served as its President and Chief Executive Officer since 1982. Western Industrial specializes in the moving and installation of heavy industrial equipment. Ms. Grogan also serves as a director of Pentair, Inc. and Apogee Enterprises, Inc.

CHARLES A. HAGGERTY, age 59, has been a director of the Company since December 2000. He was chairman of the board of directors of Western Digital Corporation ("Western Digital") from July 1993 until his retirement in June 2000. Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000 and was President from June 1992 to July 1993. Western Digital is a manufacturer of hard disk drives. Mr. Haggerty is also a director of Beckman Coulter, Inc., Pentair, Inc., and Vixel Corporation.

DONALD R. HOLLIS, age 65, has been a director of the Company since November 1996. He has served as President of DRH Strategic Consulting, Inc., a consulting firm which assists technology firms and financial institutions in developing and improving their products based on information technology, since January 1996. Mr. Hollis also serves as President of Hollis Enterprises of Vermont, Inc., which provides services to consumers and small businesses. Mr. Hollis is also a director of the Illinois Institute of Technology and Advocate Health Care.

CHERYL E. MAYBERRY, age 45, has been a director of the Company since November 2000. Since December 2000, she has been the Chairperson and Chief Executive Officer of NiaOnline, LLC., an interactive communications company for diversity marketing and services, of which she is also a founder. From November 1997 to November 2000, Ms. Mayberry served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of Internet infrastructure messaging solutions. From September 1992 to July 1997, she served as Vice President of Sales (Americas) for 3Com Corporation (formerly US Robotics), a provider of networking products and solutions.

LAWRENCE J. MOSNER, age 59, has been a director of the Company since August 1999. He has served as Chairman of the Board and Chief Executive Officer of the Company since the spin-off of eFunds Corporation from the Company, which was completed on December 29, 2000. Prior to this position, Mr. Mosner served as Vice Chairman, a position he assumed in August 1999. Before being named as Vice Chairman, Mr. Mosner served as Executive Vice President of the Company with overall responsibility for all of the Company's day-to-day operations from July 1997 until April 1999, at which point he was designated to lead the Company's initiative to restructure the Company's various businesses and evaluate strategic alternatives for enhancing shareholder value. From February to July 1997, Mr. Mosner was Senior Vice President of the Company and served as President of its Paper Payment Systems business. From November 1995 until February 1997,Mr. Mosner served as Senior Vice President of the Company and President of Deluxe Direct, Inc. ("DDI"), a subsidiary of the Company that included all of its business units selling direct to consumers and direct to small business customers.

STEPHEN P. NACHTSHEIM, age 56, has been a director of the Company since November 1995. He is a corporate vice president of Intel Corporation ("Intel") and has served as the co-director of Intel Capital since 1998. Mr. Nachtsheim has publicly announced his intention to retire from Intel in July 2001. From 1994 until he transferred to his current position, Mr. Nachtsheim served as the General Manager of Intel's mobile/handheld products group. Intel designs and manufactures integrated circuits, microprocessors and other electronic components. Mr. Nachtsheim has been employed by Intel since 1981.

ROBERT C. SALIPANTE, age 44, has been a director of the Company since November 1996. He has been General Manager and Chief Executive Officer of ING US Retail Financial Services, a financial service company ("ING"), since September 2000 when it acquired ReliaStar Financial Corp. ("ReliaStar"). Mr. Salipante was President and Chief Operating Officer of ReliaStar, a holding company specializing in financial services, from July 1999 through August 2000. Prior to this position, Mr. Salipante served as Senior Vice President, Personal Financial Services of ReliaStar from November 1996 through July 1999. He joined ReliaStar in July 1992 as Senior Vice President and Chief Financial Officer.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE. You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees. If any of the nominees are not candidates for election at the Meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were 11 meetings of the Board of Directors in 2000.

     In 2000, the Board of Directors had an Audit Committee, a Compensation Committee and a Committee on Board Affairs, each comprised entirely of directors who are not employees of the Company ("Independent Directors"). Each director attended, in person or by phone, at least 75% of the meetings of both the Board and Board committees on which he or she served during the period in which they served in such capacities. No family relationship exists between any of the nominees for director of the Company. These committees of the Board have responsibilities as follows:

AUDIT COMMITTEE

     The Audit Committee reviews the Company's audited financial statements with management and significant accounting matters with the Company's outside auditors; receives and evaluates disclosures from the outside auditors relating to their independence; reviews the performance of the outside auditors and recommends the engagement or replacement of those auditors; annually reviews and assesses the adequacy of its charter; takes such other actions as may be required of audit committees under rules promulgated by the Securities and Exchange Commission (the "Commission") or the New York Stock Exchange; and is authorized to take such other actions as the Committee determines to be necessary or appropriate relating to the Company's financial management, systems of financial record keeping and financial reporting.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for, among other things, developing an executive compensation philosophy and related administrative policies; reviewing comparative market data for the CEO and the other officers and ensuring that the Company's compensation programs are competitive; approving the design of short- and long-term incentive compensation programs for the officers and the other key management personnel; establishing performance measurements and compensation awards under the Company's short- and long-term incentive compensation programs for the officers and other key management personnel; determining the compensation of the CEO; reviewing and approving the compensation of the Company's other officers; and administering the Company's equity-based compensation programs.

COMMITTEE ON BOARD AFFAIRS

     The Committee on Board Affairs, in consultation with the Company's management, identifies prospective nominees for election to the Board and reviews their qualifications. The Committee on Board Affairs will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail, addressed to the Committee on Board Affairs in care of the Secretary of the Company. Shareholders wishing to nominate directors must comply with the procedures set forth in the Company's Bylaws. The Committee on Board Affairs also considers matters relating to corporate governance and management succession, and reports on such matters to the Board of Directors.

FINANCE COMMITTEE

     The Board of Directors established a Finance Committee comprised solely of Independent Directors on January 26, 2001. The Finance Committee provides assistance to the Board of Directors in evaluating financing strategies, financial policies and other matters affecting the capital structure of the Company. The Finance Committee is responsible for, among other things, evaluating large acquisitions and divestitures, reviewing and recommending policies concerning corporate finance matters and shareholder dividends, and reviewing and recommending strategies to the Board of Directors concerning Company securities.

     The following table shows the number of meetings during the last fiscal year and the names of the directors serving on each committee as of March 12, 2001.

                               NUMBER OF
                            MEETINGS DURING
         COMMITTEE          LAST FISCAL YEAR                  CURRENT MEMBERS
--------------------------  ----------------  -----------------------------------------------

AUDIT COMMITTEE                     5         Robert C. Salipante*, Barbara B. Grogan, Daniel
                                                           D. Granger and Charles A. Haggerty

COMPENSATION COMMITTEE             10        Calvin W. Aurand Jr.*, Daniel D. Granger, Donald
                                                          R. Hollis and Stephen P. Nachtsheim

COMMITTEE ON BOARD AFFAIRS          3              Stephen P. Nachtsheim*, Barbara B. Grogan,
                                                   Charles A. Haggerty and Cheryl E. Mayberry

FINANCE COMMITTEE                 N/A           Charles A. Haggerty*, Robert C. Salipante and
                                                                        Stephen P. Nachtsheim

-------------------------------
         * Committee Chairperson


DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2000, Independent Directors of the Company each received a $50,000 annual Board retainer, payable quarterly. An additional $12,500 annual committee retainer was paid to the chair of each committee and a $7,500 annual committee retainer was paid to each other member of a committee. Fees are not paid for attendance at meetings. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of Directors or committee members.

     In November 1997, the Company adopted the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the "Director Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of Common Stock and thereby align their interest in the long-term success of the Company with that of the Company's other shareholders. Under the Director Plan, each Independent Director must irrevocably elect to receive, in lieu of cash, shares of Common Stock having a fair market value equal to at least 50% of his or her annual board and committee retainer (collectively, the "Retainer"). The shares of Common Stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the Independent Director, credited to the director in the form of deferred restricted stock units. These units vest and are converted into shares of Common Stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the Independent Director ceases to serve on the Board or such other date as is elected by the Independent Director in his or her deferral election.

     Each restricted stock unit receives dividend equivalent payments equal to the dividend payment on one share of Common Stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of Common Stock in connection with certain defined changes of control of the Company. All shares of Common Stock issued pursuant to the Director Plan are issued under the Stock

Incentive Plan and must be held by the Independent Director receiving them for a minimum period of six months from the date of issuance, or such longer period as may be required by the Securities Exchange Act of 1934.

     Each new Independent Director elected to the Board after December 31, 2000 receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board of Directors. The restricted stock vests in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the regular meeting. Restricted stock awards also vest immediately upon an Independent Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement.

     Under the provisions of a previous Board retirement plan that has been replaced by the Director Plan, Independent Directors with at least five years of service as an Independent Director who resign or are not nominated for re-election will receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which the retiree served on the Board as an Independent Director prior to October 31, 1997. In calculating a Director's eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's remaining available for consultation with management and refraining from engaging in any activity in competition with the Company. Independent Directors Aurand, Grogan, Hollis, Nachtsheim and Salipante are eligible for benefits under this plan. Allen F. Jacobson, who retired from the Board in January 1999, is entitled to receive benefits under this plan for up to seven years following his retirement and Whitney MacMillan, who retired from the Board in May 1999, is eligible to receive benefits for up to 10 years following his retirement. Dr. Renier, who retired from the Board in August 2000, is eligible to receive benefits for up to eight years following his retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 12, 2001, the number of shares of Common Stock beneficially owned by i) each person who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, ii) each director of the Company, iii) each person named in the Summary Compensation Table that appears elsewhere in this Report (the "Named Executive Officers"), and iv) all of the current directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                     AMOUNT AND NATURE OF
                  NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP    PERCENT OF CLASS
         -----------------------------------------   --------------------   ------------------
         ESL Partners, L.P.
         One Lafayatte Place
         Greenwich, CT 06832(1)...................              9,161,200               12.97%

         FMR Corp.
         82 Devonshire Street
         Boston, MA 02109(2)......................              4,216,158                5.97%

         Lawrence J. Mosner(3)....................                335,555                    *

         Ronald E. Eilers(4)......................                118,888                    *

         Guy C. Feltz(5)..........................                 51,560                    *

         Warner F. Schlais(6).....................                 38,648                    *

         Sonia W. St. Charles(7)..................                 43,491                    *

         John A. Blanchard III(8).................                796,977                1.13%

         Lois M. Martin(9)........................                 32,792                    *

         Calvin W. Aurand, Jr.(10)................                  2,100                    *

         Daniel D. Granger (11)...................                  5,000                    *

         Barbara B. Grogan (12)...................                  6,925                    *

         Charles A. Haggerty (13).................                 21,000                    *

         Donald R. Hollis (14)....................                 10,224                    *

         Cheryl E. Mayberry (15)..................                  1,275                    *

         Stephen P. Nachtsheim (16)...............                  3,471                    *

         Robert C. Salipante (17).................                  6,573                    *

         All directors and executive
         officers as a group (18 persons)(18).....                744,616                1.05%

-------------------------------
* Less than 1%.

(1) Based on a Schedule 13G, filed with the Commission on February 14, 2001, by ESL Partners, L.P. (5,854,562 shares), ESL Limited (1,362,910 shares), ESL Institutional Partners, L.P. (152,435 shares) and ESL Investors, L.L.C. (1,791,293 shares). These entities (the "ESL Reporting Group") each have sole voting and dispositive power with respect to the number of shares indicated after their respective names and the members of the ESL Reporting Group are, collectively, the beneficial owners of an aggregate of 9,161,200 shares of the Company's Common Stock, or 12.97% of outstanding shares on March 12, 2001.

(2) Based on a Schedule 13G, filed with the Commission on February 13, 2001, by FMR Corp. ("FMR"), Edward C. Johnson 3d, chairman of FMR, Abigail P. Johnson, a director of FMR, and Fidelity Management & Research Company ("Fidelity"), an investment advisor and wholly owned subsidiary of FMR. According to such
Schedule 13G, Mr. Johnson and FMR, through its control of Fidelity, which serves as investment advisor to various registered investment companies (the "Funds"), and the Funds each has sole power to dispose of 3,217,820 shares (or 4.55% of the outstanding shares on March 12, 2001) owned by the Funds. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares held by the Funds, which power resides with the Funds' Boards of Trustees under written guidelines. Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, a bank which is a wholly owned subsidiary of FMR ("FMTC"), may also be deemed the beneficial owners of an additional 726,238 shares (or 1.03% of the outstanding shares on March 12, 2001), held by institutional accounts managed by FMTC. FMR and Mr. Johnson each have sole dispositive and voting power with respect to 115,938 of such shares and sole dispositive and no voting power with respect to 610,300 of such shares. Members of the Johnson family, including Edward C. Johnson 3d and Abigail P. Johnson, may be deemed to form a controlling group with respect to FMR. Strategic Advisers, Inc., an investment adviser and a wholly owned subsidiary of FMR has sole dispositive power, but not the sole voting power, with respect to certain securities held for its clients. As such, FMR's beneficial ownership of shares of Common Stock may include shares beneficially owned through Strategic Advisers, Inc. Edward C. Johnson is the chairman of Fidelity International Limited ("FIL") and Mr. Johnson and his family own shares of FIL representing approximately 39.89% of the total voting power of FIL's outstanding securities. FIL is the beneficial owner of 272,100 shares, or .385% of the outstanding shares on March 12, 2001. FMR and FIL are each of the view that they are not required to attribute to other the beneficial ownership of securities beneficially owned by them. However, in the February 13, 2001 Schedule 13G, FMR voluntarily included the shares beneficially owned by FIL in the number of shares beneficially owned by FMR.

(3) Includes 278,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(4) Includes 102,133 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 7,451 restricted stock units granted on January 26, 2001.

(5) Includes 42,433 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6) Includes 35,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7) Includes 40,344 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8) Includes 796,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Mr. Blanchard left the employ of the Company on December 29, 2000.

(9) Includes 26,200 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Ms. Martin left the employ of the Company on January 31, 2001.

(10) Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 3,525 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Stock and Deferral Plan.

(11) Includes 1,000 shares of restricted stock that vest in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of grant. Excludes 502 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Stock and Deferral Plan.

(12) Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 5,048 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Stock and Deferral Plan.

(13) Includes 10,000 shares held by the Haggerty Family Foundation (as to which Mr. Haggerty disclaims beneficial ownership) and 1,000 shares of restricted stock that vest in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of the grant. Excludes 99 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Stock and Deferral Plan.

(14) Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 3,036 shares held by the Hollis Family Limited Partnership I.

(15) Includes 1,000 shares of restricted stock that vest in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of grant.

(16) Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 1,000 shares held by the Nachtsheim Family Trust. Excludes 5,103 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Stock and Deferral Plan.

(17) Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(18) Includes 577,361 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, and related regulations requires the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 2000. Based on its review of the reports and written representations submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Company's officer compensation program is designed to attract and retain highly skilled and capable executives and other individuals who will be responsible for ensuring the Company's future success. The compensation program is intended to align the interests of shareholders and management by linking both short- and long-term compensation to corporate performance, encouraging stock ownership by management and rewarding financial performance that increases total shareholder return.

     The Compensation Committee (the "Compensation Committee") of the Board of Directors has overall responsibility for compensation actions affecting the Company's senior executives. The Compensation Committee is currently composed of four members of the Board of Directors who are not current or former officers or employees of the Company (Mr. Aurand, Chair, Mr. Granger, Mr. Nachtsheim and Mr. Hollis). Messrs. Granger and Nachtsheim are new members of the Compensation Committee who were appointed in December 2000, replacing Dr. James J. Renier and Barbara J. Grogan.

     The Compensation Committee is responsible for:

          * Developing an executive compensation philosophy and related administrative policies;

          * Reviewing comparative market data for the Chief Executive Officer (the "CEO") and the Company's other senior executives (together with the CEO, the "Officers") and ensuring that the Company's compensation programs are competitive;

          * Approving the design of short- and long-term incentive compensation programs for the Officers and certain other key management personnel (the "Key Managers");

          * Establishing performance measurements and compensation awards under the Company's short- and long-term incentive compensation programs for the Officers and Key Managers;

          *    Determining the compensation of the CEO;

          * Reviewing and approving the compensation of the Company's other Officers; and

          *    Administering the Company's equity-based compensation programs.

     The Compensation Committee has access to and meets with independent compensation consultants regarding industry and geographic compensation levels and practices. For 2000, the Compensation Committee used compensation survey (the "Compensation Survey") data from two peer groups selected from among publicly-traded companies to provide comparative data on the appropriate mix of compensation elements and overall compensation levels. The first peer group included companies engaged in similar industries or facing similar business challenges to those faced by the Company or which met other selected financial and quantitative criteria. The second peer group consisted of a general industry group. In either case, the comparative compensation data was interpolated to most nearly approximate an industrial company with sales approximately equal to those of the Company in order to make appropriate compensation comparisons.

OFFICER COMPENSATION PROGRAM

     BASE SALARIES - As part of its overall short- and long-term compensation program, base salaries of the Officers during 2000 were generally set at or near the median of similar positions in the Compensation Survey.

     ANNUAL INCENTIVE COMPENSATION - Management and highly compensated employees selected by the Compensation Committee also participate in the Company's 1996 Annual Incentive Plan (as amended, the "Annual Incentive Plan"). For 2000, a total of 13 employees received awards pursuant to the Annual Incentive Plan.

     The 2000 performance criteria adopted by the Compensation Committee were intended to provide bonus cash compensation and total cash compensation (base salary plus incentive) at or around the median of the companies in the Compensation Survey if the target goals were achieved, rising above such level if the goals were exceeded. A reduced level of compensation was to have been paid if the performance goals were not attained, and no incentive compensation would have been paid if the Company's performance fell below certain thresholds.

     For the Named Executive Officers, other than Mr. Eilers, Mr. Feltz, and Mr. Schlais, the only performance factor that was considered in determining incentive compensation for 2000 under the Annual Incentive Plan was Deluxe Value Added ("DVA"), a criterion designed to measure the Company's financial return in excess of a charge for capital employed. One hundred percent of Mr. Eilers', Mr. Feltz' and Mr. Schlais' incentive compensation for 2000 was linked to the financial performance of the Company's former Paper Payment Systems segment, the operations of which were directed by Mr. Eilers. In establishing performance measurements for 2000, the Compensation Committee considered that certain extraordinary or one-time gains and charges and the discontinuation or sale of certain business units could affect 2000 earnings and, as a consequence, DVA and business unit performance. The performance measurements were adjusted to eliminate the impact of such events, although the Compensation Committee retained the ability to reduce payments to the Officers in its discretion.

     As the Company's adjusted DVA and the applicable business unit performances met or exceeded targeted levels during 2000, incentive compensation payments to the Officers under the Annual Incentive Plan for 2000 were generally at twice the targeted award levels, with the exception of Mr. Eilers, Mr. Feltz, and Mr. Schlais, whose awards were at the targeted level.

     LONG-TERM INCENTIVE COMPENSATION - The third element of the Company's compensation program involves stock options issued under the Company's Stock Incentive Plan (as amended, the "Stock Incentive Plan"). Each Named Executive Officer received an option grant in 2000, and the awards are described elsewhere herein under the caption "Option/SAR Grants in Last Fiscal Year." The level of long-term incentive grants for 2000 was targeted at or around the median of the long-term incentive compensation provided by companies in the Compensation Survey, with the exception of Mr. Blanchard, who received a below-median level grant due to award caps.

2000 CEO COMPENSATION

     Mr. Blanchard became President and Chief Executive Officer of the Company effective May 1, 1995 and was elected Chairman of the Board of Directors on May 6, 1996. For 2000, Mr. Blanchard received base compensation of $680,000. Mr. Blanchard also earned incentive compensation of $1,360,000 under the Annual Incentive Plan. As more fully described above, Mr. Blanchard's 2000 incentive compensation was determined by a comparison between the Company's adjusted DVA and the performance standards set by the Compensation Committee.

     Mr. Blanchard was also awarded a 10-year, non-qualified stock option to purchase 200,000 shares of Deluxe Common Stock in 2000. These options are exercisable at $20.3769 per share (price adjusted for the spin-off of eFunds Corporation) and vested immediately upon the spin-off of eFunds Corporation. Mr. Blanchard was also awarded a 10-year, non-qualified option to purchase 110,270 shares of eFunds Common Stock exercisable at $11.445 per share. This grant vested immediately upon the spin-off of eFunds Corporation. The Compensation Committee believes that the terms and amount of Mr. Blanchard's compensation are reasonable given the scope of Mr. Blanchard's duties and responsibilities.

     On December 29, 2000, in tandem with the spin-off of eFunds Corporation, Mr. Lawrence Mosner became Chairman of the Board of Directors and Chief Executive Officer of the Company. For 2000, Mr. Mosner received base compensation of $578,750. Mr. Mosner also earned incentive compensation of $1,113,500 under the Annual Incentive Plan. As more fully described above, Mr. Mosner's 2000 incentive compensation was determined by a comparison between the Company's adjusted DVA and the performance standards set by the Compensation Committee.

     Mr. Mosner was also awarded a 10-year, non-qualified stock option to purchase 80,000 shares of Deluxe Common Stock in 2000 exercisable at $20.3769 (price adjusted for the spin-off of eFunds Corporation) per share and vests in three equal annual installments commencing on January 14, 2000. Mr. Mosner was also awarded a 10-year, non-qualified option to purchase 42,500 shares of Deluxe Common Stock exercisable at $20.3769 per share. This grant vests in three equal annual installments beginning January 14, 2000 or when the closing price of Deluxe's Common Stock averages $25.96 per share for 20 consecutive Trading Days, whichever comes first. The Compensation Committee believes that the terms and amount of Mr. Mosner's compensation are reasonable given the scope of Mr. Mosner's duties and responsibilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of four Independent Directors. The Company has no compensation committee interlocks - that is, no officer of the Company serves as a director or a compensation committee member of a company that has an officer or former officer serving on the Company's Board of Directors or the Compensation Committee.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

     The Compensation Committee believes that it is important for the Company to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, the Company has taken such actions as may be necessary under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to qualify for all available tax deductions related to executive compensation. The Omnibus Budget Reconciliation Act of 1993 created limitations governing the deductibility of compensation in excess of $1 million paid to the five Named Executive Officers of publicly traded companies. The Committee expects that all performance-based compensation paid in 2000 to the Named Executive Officers under the plans described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the provisions of Section 162(m), and provide the Company's senior management team with a competitive level of compensation.

                                        MEMBERS OF THE
                                        COMPENSATION COMMITTEE

                                        CALVIN W. AURAND, JR., CHAIR
                                        DANIEL D. GRANGER
                                        DONALD R. HOLLIS
                                        STEPHEN P. NACHTSHEIM

SUMMARY COMPENSATION TABLE

     The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer of the Company, the next four most highly compensated executive officers of the Company and two former executive officers of the Company who would have been among the most highly compensated executives of the Company but for the fact that they were not executive officers as of the end of fiscal year 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                                  ANNUAL                       LONG-TERM COMPENSATION
                                              COMPENSATION(1)                          AWARDS
                              ----------------------------------------------  ------------------------
                                                                                           SECURITIES
                                                                              RESTRICTED   UNDERLYING
                                                              OTHER ANNUAL       STOCK       OPTIONS/     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY       BONUS     COMPENSATION(2)   AWARDS(3)     SARs(4)    COMPENSATION(5)
----------------------------- ----   --------   ----------   ---------------  ----------   -----------  ---------------
Lawrence J. Mosner            2000   $578,750   $1,113,500      $105,511             $0      202,500         $62,507
Chairman and Chief            1999   $440,000     $440,000       $14,465             $0       80,000         $37,052
Executive Officer             1998   $440,000     $880,000       $39,334             $0       80,000         $68,175

Ronald E. Eilers              2000   $415,000     $271,463          $835             $0       66,250         $43,873
President and Chief           1999   $302,333     $146,858          $190             $0       35,616         $35,158
Operating Officer             1998   $275,000     $295,531        $3,963             $0       50,000         $36,801

Guy C. Feltz                  2000   $240,000     $120,000       $73,579             $0       25,000         $61,349
Senior Vice President;        1999   $200,833      $43,000       $37,135       $227,000       10,000        $106,465
President - FI Check          1998   $155,000     $137,331            $0             $0       10,000         $23,368
Printing

Sonia W. St. Charles(6)       2000   $200,000     $100,000        $4,994             $0       15,000         $25,510
Senior Vice President,        1999   $200,000     $100,000        $5,863             $0       25,000         $54,839
Human Resources               1998   $167,084     $157,700        $4,072             $0       15,000         $22,778

Warner F. Schlais (7)         2000   $214,583     $107,300       $17,933             $0       15,000        $223,621
Senior Vice President and     1999   $200,000     $112,500        $4,140             $0       15,000         $50,804
Chief Information Officer     1998   $200,000     $225,113        $4,047             $0       18,000         $28,515

John A. Blanchard III(8)      2000   $680,000   $1,360,000        $9,766             $0      200,000      $4,009,533
Former Chairman, President    1999   $680,000     $680,000       $22,866             $0      185,000        $136,400
and Chief Executive Officer   1998   $600,000   $1,200,000       $13,848             $0      176,000         $79,051

Lois M. Martin(9)             2000   $281,350     $275,000       $24,095             $0       35,000        $419,805
Former Senior Vice            1999   $180,000      $88,200        $6,200             $0       15,000         $19,225
President and Chief           1998   $170,000     $168,000        $4,024             $0        8,000         $20,937
Financial Officer

------------------
(1) Amounts shown as base salary and bonus are before any deferrals. Bonus compensation is earned under the Company's Annual Incentive Plan. Recipients of awards under the Annual Incentive Plan are entitled to elect to receive all or a portion of their incentive compensation in the form of shares of restricted stock or restricted stock units (whichever option is made available by the Compensation Committee). If an election is made to receive shares of restricted stock or restricted stock units, the amount of the cash forgone is increased by 25 percent in determining the number of shares of restricted stock or restricted stock units awarded. For awards earned during 2000 under the Annual Incentive Plan, restricted stock units were granted on January 26, 2001 in lieu of cash compensation as follows: 7,451 units ($150,813) to Mr. Eilers. For awards earned during 1999 under the Annual Incentive Plan, restricted stock units were granted on January 28, 2000 in lieu of cash compensation as follows:
16,801 units ($440,000) to Mr. Mosner; 2,386 units ($62,500) to Mr. Schlais; and 3,093 units ($81,000) to Ms. Martin. For awards earned during 1998 under the Annual Incentive Plan, restricted stock units were granted on January 29, 1999 in lieu of cash compensation as follows: 24,701 units ($880,000) to Mr. Mosner; 4,608 units ($164,184) to Mr. Eilers; 3,510 units ($125,044) to Mr. Schlais; and 3,929 units ($140,000) to Ms. Martin. The imputed value of the restricted stock units received by such persons is included in the bonus compensation amounts shown above and is based on the closing price of the Company's Common Stock on the date of grant of such units ($20.24 on January 26, 2001, $26.1875 on January 28, 2000 and $35.625 on January 29, 1999). The units vest on the anniversary of the date of grant, subject to acceleration in the event of the death, disability or approved retirement of the holder and upon certain defined changes of control of the Company. If the employment of the holder is terminated without cause or if the holder voluntarily resigns prior to the vesting of the holder's restricted stock units, the holder will be entitled to receive a cash payment equal to the amount of incentive compensation foregone in exchange for such units. Following the vesting of a restricted stock unit, the holder thereof is entitled to receive one share of Common Stock for each restricted stock unit that vests. Each restricted stock unit also entitles the holder to receive payments prior to the vesting date in an amount equal to the dividend payment on one share of Common Stock. Such amount is payable at the time the corresponding dividend is paid to the Company's shareholders.

(2) Other annual compensation for the year 2000 includes dividend equivalents paid in cash to those officers that held restricted stock units at the time of the spin-off of eFunds Corporation, pursuant to the terms of their restricted stock unit agreements in amounts equal to the value of the eFunds stock that they would have received had the restricted stock units been shares of Deluxe Common Stock outstanding on the record date of the spin-off, along with an additional payment to compensate the recipient with respect to income taxes related to the dividend equivalent amounts. The dividend equivalent amounts and the additional tax payments for each such officer were as follows: Mr. Mosner:
$85,114 and $11,794; Mr. Feltz: $40,528 and $10,416; Mr. Schlais: $12,087 and
$1,675; and Ms. Martin: $15,669 and $2,171.

(3) The valuation shown in the table is based on the closing price of the Common Stock on the date the awards indicated were granted. In addition to the awards described in footnote 1, a grant of 8,000 restricted shares was made to Mr. Feltz on October 29, 1999. This grant was modified on August 3, 2000 to accelerate the vesting of the shares to December 30, 2000. The value of the restricted shares on the date of the grant modification was $21.75. At the time that the restriction lapsed on December 30, 2000, the value of the shares was $20.20 per share.

(4) The exercise price of the options, but not the number of securities underlying the options, was adjusted in connection with the spin-off of eFunds Corporation, which was completed on December 29, 2000. This does not include options to acquire eFunds Common Stock, which were issued in connection with the spin-off with respect to options to acquire the Company's Common Stock for each of fiscal years 2000, 1999 and 1998 respectively: Mr. Mosner: 111,651, 44,109, and 44,109 options; Mr. Eilers: 36,527, 19,637, 27,568 options; Mr. Feltz:
13,784, 5,514, 5,514 options; Ms. St. Charles: 8,270, 13,784, 8,271 options; Mr.
Schlais: 8,270, 8,270, 9,924 options; Mr. Blanchard: 110,271, 102,001, 97,039 options; and Ms. Martin: 19,298, 8,270, 4,411 options.

(5) All Other Compensation consists of (a) contributions to qualified retirement plans, (b) amounts credited to a non-qualified, supplemental retirement plan (defined contribution and profit sharing allocations in excess of Employee Retirement Income Security Act of 1974 (ERISA) limitations) and (c) amounts credited to a non-qualified deferred compensation plan as benefit plan equivalents. For 2000, these amounts were as follows: for Mr. Mosner $21,500, $36,475 and $4,532, respectively; for Mr. Eilers $15,420, $20,120 and $8,333, respectively; for Mr. Feltz $16,400, $7,910 and $0, respectively; for Ms. St. Charles $15,750, $7,700 and $2,060, respectively; for Mr. Schlais $17,000, $6,621 and $0, respectively; for Mr. Blanchard $22,100, $119,000 and $0, respectively; and for Ms. Martin $21,500, $11,855 and $0, respectively. The qualified retirement plans referred to in clause (a) above, consisting of a defined contribution plan and profit sharing plan, and the non-qualified, supplemental retirement plan referred to in clause (b) above provide that contributions vest when made or declared.

All Other Compensation also includes income recognized from relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold that is paid to executives under the Company's relocation program. The persons named above recognized income in the following amounts under this program: Mr. Feltz, $37,039 (2000)and $78,045 (1999); and Mr. Mosner, $27,123 (1998). Taxes reimbursed as a result of such recognition are reported under Other Annual Compensation in the corresponding years.

All Other Compensation also includes income associated with the termination of employment of Mr. Blanchard and Ms. Martin in the following amounts for 2000:
Mr. Blanchard, $3,761,632 paid out under his Supplemental Retirement Plan and $106,801 in accrued vacation pay; and Ms. Martin, payments totaling $335,000 under her Retention and Executive Severance Agreements and $51,450 in accrued vacation pay.

(6) Ms. St. Charles' 1999 all other compensation amount includes an additional $25,000 retention payment.

(7) Mr. Schlais' 2000 all other compensation amount includes a retention payment of $200,000 (equal to 12 months of his May 1, 1999 salary) paid in January 2001. Mr. Schlais' 1999 all other compensation amount includes an additional $25,000 retention payment.

(8) Mr. Blanchard left the employ of the Company on December 29, 2000.

(9) Ms. Martin ceased being an executive officer of the Company as of December 29, 2000 and left the employ of the Company on January 31, 2001.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants during 2000 to the Named Executive Officers and the value of the options held by these officers at the end of fiscal year 2000.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

---------------------------------------------------------------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION FOR
                                             INDIVIDUAL GRANTS(2)                           OPTION TERM(3)
                         --------------------------------------------------------    --------------------------
                           NUMBER OF     % OF TOTAL
                          SECURITIES    OPTIONS/SARs
                          UNDERLYING     GRANTED TO
                         OPTIONS/SARs   EMPLOYEES IN     EXERCISE OR   EXPIRATION
         NAME             GRANTED(4)    FISCAL YEAR      BASE PRICE       DATE         5% ($)         10% ($)
------------------------ ------------   ------------    ------------   ----------    --------------------------
Lawrence J. Mosner         80,000           6.20%         $20.3769       1/14/10     $1,025,600     $2,597,600
                           42,500(5)        3.29%         $20.3769       1/14/10     $  544,850     $1,379,975
                           80,000           6.20%         $19.0885       5/09/10     $  960,000     $2,433,600

Ronald E. Eilers           45,000           3.49%         $20.3769       1/14/10     $  576,900     $1,461,150
                           21,250(5)        1.65%         $20.3769       1/14/10     $  272,425     $  689,988

Guy C. Feltz               25,000           1.94%         $19.9952       01/28/10    $  314,500     $  796,750

Sonia W. St. Charles       15,000           1.16%         $19.9952       01/28/10    $  188,700     $  478,050

Warner F. Schlais          15,000           1.16%         $19.9952       01/28/10    $  188,700     $  478,050

John A. Blanchard III(6)  185,000          14.33%         $20.3769       12/29/05    $2,371,700     $6,006,950
                           15,000           1.16%         $20.3769       12/29/05    $  192,300     $  487,050

Lois M. Martin(6)          35,000           2.71%         $21.0927       03/16/10    $  464,450     $1,176,700

(1) The price, but not the number, of all outstanding options was adjusted in connection with the spin-off of eFunds Corporation on December 29, 2000, in order to preserve the intrinsic value of the options. The options shown were granted at an exercise price not less than the fair market value of the Common Stock on the date of grant.

(2) Except as indicated below, options are exercisable in cumulative installments of 33-1/3 percent on each anniversary of the date of grant, provided that the option holder is then employed by the Company. The vesting of all of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee and each option will remain exercisable for a five year period following any such event, although no option may be exercised after the expiration of its originally scheduled term. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes of control of the Company. If the employment of the holder is terminated by the Company without cause, the holder's options will remain exercisable for a five-year period following such termination, although no option may be exercised after the expiration of its term. No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during 1998/1999/2000. All of the options shown contain a reload feature.

(3) The 5 and 10 percent assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

(4) On December 11, 2000, in connection with the spin-off of eFunds, each holder of options to purchase Deluxe Common Stock received an option to purchase eFunds Common Stock, which was intended to preserve the value of the original Deluxe options. This table excludes eFunds options granted to the Named Executive Officers as follows: Mr. Mosner 264,929 options with a weighted average exercise price of $12.8099 and a weighted average expiration date of 10/27/2008; Mr. Eilers 90,082 options with a weighted average exercise price of $13.3866 and a weighted average expiration date of 10/31/2008; Mr. Feltz 34,424 options with a weighted average exercise price of $13.1312 and a weighted average expiration date of 4/13/2008; Ms. St. Charles 33,632 options with a weighted average exercise price of $13.9493 and a weighted average expiration date of 10/31/2008; Mr. Schlais 27,567 options with a weighted average exercise price of $13.6155 and a weighted average expiration date of 12/01/2008; Mr. Blanchard 438,880 options with a weighted average exercise price of $13.4521 and a weighted average expiration date of 1/31/2006; and Ms. Martin 36,500 options with a weighted average exercise price of $13.0831 and a weighted average expiration date of 3/28/2009.

(5) These options are exercisable in full on January 14, 2005.

(6) The vesting of the options shown as granted to Mr. Blanchard and Ms. Martin was accelerated in connection with their terminations of employment with the Company.

                 AGGREGATED FISCAL YEAR-END OPTION/SAR VALUES(1)

--------------------------------------------------------------------------------------------------------------------
                                     NUMBER OF SECURITIES UNDERLYING
                                       UNEXERCISED OPTIONS/SARs AT             VALUE OF UNEXERCISED IN-THE-MONEY
                                            FISCAL YEAR END                   OPTIONS/SARs AT FISCAL YEAR END (2)
                                 ---------------------------------------    ----------------------------------------
            NAME                    EXERCISABLE        UNEXERCISABLE(3)         EXERCISABLE        UNEXERCISABLE(3)
-----------------------------    -----------------    ------------------    ------------------    ------------------
Lawrence J. Mosner                        198,000               282,500                    $0               $88,920
Ronald E. Eilers                           60,466               102,917                    $0                    $0
Guy C. Feltz                               27,433                34,999                    $0                $5,120
Sonia W. St. Charles                       24,334                36,666                    $0                $3,072
Warner F. Schlais                          19,000                31,000                    $0                $3,072
John A. Blanchard III                     796,000                     0                    $0                    $0
Lois M. Martin                             58,000                     0                    $0                    $0

(1) None of the Named Executive Officers exercised any options or held or exercised any SARs in 2000.

(2) The value of unexercised options at December 31, 2000 is determined by multiplying the difference between the exercise prices of the options and the closing price of the Company's Common Stock on the New York Stock Exchange on December 29, 2000 ($20.20 per share) by the number of shares underlying the options.

(3) All of the unexercisable options described above will vest and become fully exercisable upon certain changes of control of the Company.

EMPLOYMENT CONTRACTS, RETENTION AGREEMENTS, SEVERANCE AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

EXECUTIVE RETENTION AGREEMENTS

     On December 18, 2000, the Company entered into Executive Retention Agreements (the "Retention Agreements") with each of Messrs. Mosner, Eilers, Feltz and Schlais and Ms. St. Charles. (collectively, the "Executives"). The Retention Agreements are intended to ensure that the Company will receive the continued dedication and service of the Executives notwithstanding the possibility or occurrence of a change of control of the Company and to encourage the full support and participation of the Executives in formulating and implementing the Company's strategic objectives. The Retention Agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes of control of the Company by providing the Executives with assurances regarding their compensation and benefits expectations under such circumstances.

     Under the Retention Agreements, each of the Executives agrees to remain in the employ of the Company, and the Company agrees to continue to employ each Executive, until the second anniversary following a "Change of Control" of the Company (as such term is defined in the Retention Agreements). During such two-year period (the "Employment Period"), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the "Effective Date") of the Change of Control. The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount not less than ninety percent (90%) of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all senior officers of the Company. In determining any increase in an Executive's base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same objective basis as other peer executives (although in no event may an Executive's annual target bonus opportunity be less favorable to the Executive than that provided by the Company in the last fiscal year prior to the Effective Date, and if the bonuses payable to other peer executives during the Employment Period are not wholly based on objective criteria, the Executive's annual incentive payment must be at least equal to an amount determined with reference to Executive's average annual incentive payments for certain periods ending prior to the Effective Date). During the Employment Period, each Executive is also entitled to participate in the Company's stock incentive, savings, retirement, welfare and fringe benefit plans on the same basis as the Company's other executives, and the opportunities for and benefits to the Executives under such plans may not generally be reduced from those provided during the one-year period prior to the Effective Date.

     If, during the Employment Period, the Company terminates an Executive's employment other than for "cause" or "disability" or the Executive terminates his or her employment for "good reason" (as such terms are defined in the Retention Agreements), the Executive is entitled to a lump sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a prorated annual incentive payment for the year of termination based on the greater of (I) the Executive's target bonus under the Company's annual incentive plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the" Target Bonus") and (II) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of such year the Company's actual performance through the termination date. In addition, the Executive is entitled to receive a lump sum payment equal to three times the sum of the Executive's annual base salary and the higher of Target Bonus or the average of Executive's annual incentive payments for the last three full fiscal years prior to the Effective Date, plus three times the amount that would have been contributed by the Company or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination in respect of such sum. Certain resignations and terminations in anticipation of changes of control also constitute qualifying terminations. The Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three-year period after a qualifying termination and to certain out-placement services.

     The Retention Agreements also provide that if any payment or benefit received or to be received by an Executive, whether or not pursuant to his or her Retention Agreement, would be subject to the federal excise tax on "excess parachute payments," the Company will pay to the Executive such additional amount as may be necessary so that the Executive realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

     The foregoing summary is qualified in its entirety by reference to the complete text of the Retention Agreements, copies of which were filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

OTHER MANAGEMENT AGREEMENTS

     Under a prior Retention Agreement, Mr. Mosner would have been entitled to terminate his employment as a result of the Company's restructuring and receive payment of the benefits provided in that agreement. To retain Mr. Mosner's services and ensure a smooth and effective transition to the Company's new structure, the Company has agreed to pay Mr. Mosner the $2.9 million accrued under this Retention Agreement (plus interest thereon at 8% per annum from April
2000), provided Mr. Mosner remains in the Company's employ through December 31, 2002, unless his employment should be terminated earlier due to his death, disability or by the Company without cause.

     Under an agreement dated May 23, 1999, in order to recognize her efforts in ensuring a smooth and effective transition to the Company's new organization structure, Ms. St. Charles will receive a retention bonus in an amount equal to 18 months of her May 1, 1999 salary if she remains an active employee of the Company through December 31, 2001. Such bonus will be paid out within 30 days of December 31, 2001.

    John A. Blanchard was entitled to receive certain supplemental retirement benefits from the Company intended to be paid to him annually over a 15 year period. Upon the spin-off of eFunds Corporation, the Company made a lump-sum cash payment of $3,761,632 to Mr. Blanchard in satisfaction of its obligations related to these supplemental retirement benefits.

DEFERRED COMPENSATION PLAN

     The Company's Deferred Compensation Plan permits eligible officers to defer annually receipt of up to 100% of hiring bonuses, up to 100% of base salary and up to 50% of any annual incentive payment or payments. Amounts deferred under the Plan are payable on the earliest to occur of the participant's termination of employment, disability, death or the date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. The Company may make additional contributions if the deferrals made by a participant under this Deferred Compensation Plan have the effect of reducing Company contributions to other compensation-based benefit plans of the Company. During fiscal year 2000, Mr. Mosner, Mr. Eilers and Ms. St. Charles participated in the Plan.

EXECUTIVE SEVERANCE AGREEMENTS

     The Company entered into an Executive Severance Agreement dated May 12, 2000 with Ms. Martin under which she will receive severance benefits of twelve months of severance pay based on her salary as of January 31, 2001, and for a period of six months following the severance payment Ms. Martin may receive an additional monthly payment during each month in such period equal to the amount, if any, that her monthly base compensation as of January 31, 2001 exceeds the monthly compensation earned during that month.

     On March 1, 2001, the Company entered into Executive Severance Agreements (the "Severance Agreements") with each of Messrs. Mosner, Eilers, Feltz, Schlais and Ms. St. Charles (collectively, the "Executives"). The Severance Agreements are intended to facilitate each Executive's attention to the affairs of the Company and to recognize the key role they serve within the Company. Under the Severance Agreements, if an Executive is terminated without cause by the Company or by the Executive with Good Reason, and provided the Executive signs a separation and release agreement, that Executive is entitled to receive the benefits described below. Under these agreements, "Good Reason" includes i) a material diminution of position, authority, duties or responsibilities; ii) a material reduction in aggregate compensation and incentive opportunities; iii) a requirement to relocate more than 50 miles from his or her then-current location; iv) termination by the Company of the Executive's employment which is not effected pursuant to written notice specifying the cause of termination; or
v) any request or requirement by the Company that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company's policies.

     The Severance Agreements provide for the following benefits in the event the Executive is terminated by the Company without cause or such Executive terminates his or her employment for Good Reason: i) twelve months of severance pay at his or her then-current level of base monthly salary; ii) for a period of six months following the severance payment (twelve months for Mr. Mosner), an additional monthly payment during each month in such period equal to the amount, if any, that his or her monthly base compensation as of termination exceeds the monthly compensation earned during that month; iii) executive-level outplacement services for up to twelve months and iv) an additional lump sum payment of $13,000 to assist with other costs and expenses that may be incurred in connection with his or her employment transition.

CHANGE OF CONTROL

     In addition to the change of control features applicable to some of the equity-based awards described elsewhere in this Proxy Statement, the Company utilizes a form of stock option agreement under which the three-year vesting schedule of the options granted to officers of the Company is subject to acceleration upon certain defined changes of control of the Company.

                          COMPARATIVE STOCK PERFORMANCE

     The table below compares the cumulative total shareholder return on our Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and a peer group of companies comprised of the following 10 companies: Banta Corporation, Bowne & Co., John H. Harland Company, Mail-Well, Inc., Moore Corporation, New England Business Services, Inc., Reynolds & Reynolds Co., RR Donnelley & Sons Company, Standard Register & Co., and Wallace Computer Systems, Inc. (the "Peer Group Index"). The companies in the peer group have been chosen due to their similar lines of business. The Peer Group Index is also used by the Company to evaluate performance for incentive compensation purposes.

     The graph also presents a comparison to the old peer group index, the S&P Publishing Industry Group. Due to recent changes to the S&P Global Industry Classification Standard, the Company believes that the S&P Publishing Industry Group no longer represents a peer group comparable to the Company because it represents a much broader and diverse industry grouping, and prospectively, the Peer Group Index will replace the S&P Publishing Industry Group.

                            TOTAL SHAREHOLDER RETURN*
                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                             (DIVIDENDS REINVESTED)

                               [PLOT POINTS CHART]

                             1995        1996        1997        1998       1999        2000
                             ----        ----        ----        ----       ----        ----
Deluxe Corp               $100.00     $117.91     $129.86     $143.96    $113.11     $110.95


S & P 500                 $100.00     $122.96     $163.98     $210.84    $255.22     $231.98


Old Peer Group            $100.00     $113.11     $111.46     $113.72    $116.19     $132.97


New Peer Group            $100.00     $105.97     $113.77     $114.60     $82.24      $76.03


     * The graph assumes that $100 was invested on December 31, 1995 in each of Deluxe Common Stock, the S&P 500 Stock Index, the S&P Publishing Industry Group and the Peer Group Index and that all dividends were reinvested. The Peer Group Index is weighted by market capitalization.

                                 AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

     Effective January 31, 2000, the Securities and Exchange Commission adopted new rules and amendments to current rules relating to the disclosure of information about companies' audit committees. The new rules require that, for all votes of shareholders occurring after December 15, 2000, the proxy statement must contain a report of the Audit Committee addressing several issues identified in the rules. In addition, the charter of the Audit Committee must be included as an attachment to the proxy statement at least once every three years. The Audit Committee Charter is included in this proxy statement as Appendix A.

     The Audit Committee presently consists of four directors. The Board of Directors has reviewed Rule 303.01 of the New York Stock Exchange and has determined that all members of the Audit Committee are independent as defined under the Rule.

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, which include the consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

REVIEW WITH MANAGEMENT

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

     The Audit Committee has discussed with the Company's independent accountants the matters required to be discussed by SAS No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received from the independent accountants written disclosures and the letter required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with the accountants their independence from the Company. No persons other than the independent accountant's full-time employees were used in conducting the independent accountant's audit engagement.

CONCLUSION

     Based on the review and discussions referred to above, the committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                        MEMBERS OF THE AUDIT COMMITTEE

                                        ROBERT C. SALIPANTE, CHAIR
                                        BARBARA B. GROGAN
                                        DANIEL D. GRANGER
                                        CHARLES A. HAGGERTY

AUDIT FEES

     Fees billed or expected to be billed to the Company by Deloitte & Touche for the audit of the Company's annual financial statements, including those of eFunds Corporation, for the year ended December 31, 2000 and for reviews of those financial statements included in the Company's quarterly reports on Form 10-Q, total $464,000. This total is comprised of $264,000 paid for the recurring audit of the Company and $200,000 for the recurring audit of eFunds Corporation.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Fees billed or expected to be billed to the Company by Deloitte & Touche for services provided during the Company's 2000 fiscal year for Financial Information Systems Design and Implementation Fees total $231,000.

ALL OTHER FEES

     Fees billed or expected to be billed to the Company by Deloitte & Touche for services provided during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services, total $1,363,000, which includes $850,000 paid in connection with the initial public offering and subsequent spin-off of eFunds Corporation.

            ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         On March 16, 2001, the Company determined not to re-engage Deloitte & Touche LLP ("Deloitte"), and appointed PricewaterhouseCoopers LLP as its new independent auditors, for the fiscal year ending December 31, 2001. This determination followed the Company's decision to seek proposals from independent accounting firms, including Deloitte, with respect to the engagement of independent accountants to audit the Company's financial statements for the fiscal year ending December 31, 2001 and to perform other accounting services. The decision not to re-engage Deloitte and to retain PricewaterhouseCoopers was approved by the unanimous vote of the Company's Board of Directors upon the recommendation of its Audit Committee.

         The reports of Deloitte on the financial statements of the Company for its fiscal years ended December 31, 2000 and December 31, 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period through March 16, 2001, (i) there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports (a "Disagreement") and (ii) there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (a "Reportable Event").

         The Company has not, during the Company's two most recent fiscal years or the subsequent interim period through March 16, 2001, consulted with PricewaterhouseCoopers regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice was provided to the Company that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a Disagreement with Deloitte or a Reportable Event.

         The Company reported the change in accountants on Form 8-K on March 21, 2001. The Form 8-K contained a letter from Deloitte addressed to the Securities and Exchange Commission stating that it agreed with the comments set forth in the second paragraph of this Item.

         Pursuant to the Audit Committee Charter, the Board of Directors is submitting the selection of PricewaterhouseCoopers as the Company's independent auditors to the shareholders for ratification. The Company anticipates that representatives of both Deloitte and PricewaterhouseCoopers will be present at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF ITS SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS. Unless a contrary choice is specified or a shareholder abstains for votes "no", persons named as proxies will vote FOR the ratification of the selection of PricewaterhouseCoopers. If the selection is not ratified, the Board of Directors will reconsider its selection of PricewaterhouseCoopers.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any business at the Meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the Meeting. If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company and its shareholders. The proxies solicited by the Company will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

                           2002 SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be included in the proxy statement for the annual shareholder meeting in 2002 must be received by the Secretary of the Company at 3680 Victoria Street N., Shoreview, Minnesota 55126-2966, not later than the close of business on November 30, 2001. Proposals received by that date will be included in the 2002 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the Commission.

                                        By order of the Board of Directors:

                                        /s/ Anthony C. Scarfone

                                        Anthony C. Scarfone
March 30, 2001                          Secretary

                                                                      Appendix A

                               DELUXE CORPORATION
                             AUDIT COMMITTEE CHARTER

         The Audit Committee is elected by the Company's Board of Directors ("Board") to assist the Board in monitoring the (i) integrity of the financial statements of the Company; (ii) compliance of the Company with legal and regulatory requirements; and (iii) independence and performance of the Company's internal auditors and outside auditors.

         The members of the Audit Committee will be selected based on the recommendations of the Committee on Board Affairs and shall consist of a minimum of three members, all of whom meet the independence and experience requirements of the New York Stock Exchange ("NYSE").

         The outside auditors will be ultimately accountable to the Board and Audit Committee which will have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditors. The Board, on the recommendation of the Audit Committee, shall, however, each year submit the selection of the outside auditors to the Company's shareholders for ratification at the Company's regular meeting of shareholders.

         It is anticipated that the Audit Committee will meet at least four times during each fiscal year. In the performance of its duties, the Audit Committee shall make regular reports to the Board.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, determine that the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles or assure the operating effectiveness of internal controls or accounting systems. These matters are the responsibility of management, the outside auditors and other professional experts, such as legal counsel. Also, it is not the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the outside auditors or assure compliance with laws, regulations or the Company's legal and ethical standards.

         In order to accomplish its objectives, the Audit Committee will do the following:

         A. review and discuss the Company's audited financial statements with management;

         B. discuss with the outside auditors matters required to be discussed by Statement of Auditing Standards No. 61, as the same may be modified or supplemented;

         C. ensure that the Committee receives the written disclosures and the letter from the outside auditors required by Independence Standards Board Standard No. 1, as the same may be modified or supplemented, including written statements delineating all relationships between the outside auditors and the Company;

         D. actively engage in dialogues with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors and make recommendations to the Board with respect to appropriate action to ensure the independence of the outside auditors;

         E. review the performance and recommend the engagement or replacement of the outside auditors;

         F. at least annually, review and assess the adequacy of this charter;
and

         G. make and file such reports or statements and take such further actions as may be required by the NYSE or rules promulgated by the Securities and Exchange Commission.

         To the extent not covered by the foregoing, in order further to accomplish its objectives, in consultation with management, legal counsel, the director of internal audit and the Company's outside auditors, as the Audit Committee determines to be desirable, the Audit Committee will engage in any or all of the following activities to the extent it deems necessary or appropriate:

         1. concur in arrangements with the Company's outside auditors, including compensation;

         2. approve the audit scope and plan of the internal auditors and outside auditors;

         3. concur in the appointment and replacement of the director of Internal Audit;

         4. consider the adequacy of internal controls, including computerized information system controls and security and review the findings and recommendations of the internal audit department and outside auditors with respect thereto and management's responses;

         5.       at the completion of the annual examination, review:

                  a. the Company's annual financial statements and related footnotes,

                  b. the outside auditor's audit of the financial statements and report thereon,

                  c. complex and/or unusual transactions such as restructuring charges and those involving significant judgement,

                  d. management's handling of proposed audit adjustments by the outside auditors, and

                  e. significant changes in the outside auditor's audit plan, serious disagreements with management or difficulties encountered in the course of the audit work, and other matters related to the audit which are customarily communicated to the Audit Committee under generally accepted auditing standards;

         6. consider with the director of internal audit and review with management as determined necessary:

                  a. recommendations of the Company's internal audit department,

                  b. significant findings by the internal audit department during the year and management's responses,

                  c. difficulties and limitations encountered in the course of audit activities,

                  d. changes in the audit scope or plan of the internal audit department,

                  e.       internal audit department staffing and budget, and

                  f. compliance by the internal audit department with applicable professional standards;

         7. overview and review the implementation of the recommendations of the outside auditors and internal audit department by aging analysis and other means;

         8. review the annual report to shareholders and SEC Form 10-K; be advised of quarterly results of operations and SEC filings with respect thereto;

         9. review the implementation and effectiveness of the Company's legal and ethical compliance program and the results of management's investigation and follow-up on any fraudulent acts or accounting irregularities;

         10. discuss with outside auditors whether Section 10A of the Private Securities Litigation Reform Act of 1995 has been implicated;

         11. consider legal and regulatory matters and major financial risk exposures that may have a material impact on financial statements and/or related Company compliance programs;

         12. have direct access to the internal audit department, management and outside auditors and have meetings with these parties whenever deemed necessary;

         13. review non-audit services provided by the Company's outside auditors;

         14. consider the conduct by the Company of its relationship with shareholders; and

         15. perform other functions that may be delegated by the Board of Directors or be required by law, the rules of any exchange on which the Company's securities are listed for trading and the Company's articles of incorporation and bylaws.

         The scope of authority delegated herein to the Audit Committee shall include the power to conduct or authorize investigation into any matters within the Audit Committee's general scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants and others to assist it in the conduct of any such investigation or otherwise in activities within its general scope.

REGULAR MEETING OF SHAREHOLDERS

Shareholders are invited to attend Deluxe's regular shareholder meeting. It will be held Tuesday, May 8, 2001, in the Continental Room at the Holiday Inn -- St. Paul North, 1201 W. County Rd. E, St. Paul, Minn., at 1:30 p.m.


TOLL-FREE SHAREHOLDER INFORMATION LINE

The Company no longer distributes printed quarterly reports because of a lack of timeliness and increased printing and distribution costs. However, you may dial 1-888-359-6397 (1-888-DLX-NEWS) to listen to the latest quarterly financial results, dividend news, and other information about Deluxe.

Information about Deluxe can also be found on our Web site at http://www.dlx.com.

DIVIDEND DIRECT DEPOSIT

Deluxe Corporation directly deposits dividends into the accounts of its employee shareholders. This service is also available to shareholders who are not employees. It allows shareholders to have their dividends automatically deposited into an account at the financial institution they designate. Direct deposit provides convenient, fast access to dividend payments.

For additional information about dividend direct deposit or to change the account to which your dividend is currently being deposited, please contact Wells Fargo Bank Minnesota, N.A. by telephone at (800) 468-9716 or by e-mail at stocktransfer@wellsfargo.com.





[LOGO]   DELUXE CORPORATION
DELUXE   3680 Victoria Street N.
         Shoreview, MN 55126-2966
         P.O. Box 64235
         St. Paul, MN 55164-0235                                           PROXY

--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned appoints Lawrence J. Mosner, Ronald E. Eilers, and Anthony
C. Scarfone as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 12, 2001 at the regular meeting of shareholders to be held on May 8, 2001, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE HEREOF AND EACH OF THE LISTED PROPOSALS. ALSO, BY SIGNING THIS PROXY, YOU AUTHORIZE THE ABOVE-NAMED PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THE COMPANY ANTICIPATES THAT NO OTHER BUSINESS WILL BE CONDUCTED AT THE MEETING.



                                (Continued and to be SIGNED on the reverse side)

                                                      --------------------------
                                                       COMPANY #
                                                       CONTROL #
                                                      --------------------------

THERE ARE THREE WAYS TO VOTE.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- IT'S TOLL-FREE. IT'S QUICK, EASY, AND IMMEDIATE. 1-800-240-6326

* Use any touch-tone telephone to grant your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 7, 2001.

* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that is located above.

*  Follow the simple instructions provided by the voice.

VOTE BY INTERNET -- IT'S QUICK, EASY AND IMMEDIATE. http://www.eproxy.com/dlx

* Use the Internet to grant your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 7, 2001.

* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Deluxe Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.






      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                       [ARROW] PLEASE DETACH HERE [ARROW]



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

1.  Election of directors   01 Lawrence J. Mosner      06 Charles A. Haggerty   [ ] Vote FOR         [ ] Vote WITHHELD
                            02 Ronald E. Eilers        07 Donald R. Hollis          all nominees         from all nominees
                            03 Calvin W. Aurand, Jr.   08 Cheryl E. Mayberry        (except as marked)
                            04 Daniel D. Granger       09 Stephen P. Nachtsheim
                            05 Barbara B. Grogan       10 Robert C. Salipante

                                                                                  ________________________________________
TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEES, WRITE THE NUMBER(S) OF THE       |                                        |
NOMINEE(S) IN THE BOX TO THE RIGHT.                                              |________________________________________|

2.  Ratification of the selection of PricewaterhouseCoopers LLP as independent
    auditors.                                                                    [ ] For     [ ] Against     [ ] Abstain

3.  In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting.

    Address Change? Mark Box  [ ]   Indicate changes below:                          Date ____________________________



                                                                                  ________________________________________
                                                                                 |                                        |
                                                                                 |                                        |
                                                                                 |________________________________________|

                                                                                 Signature(s) in Box
                                                                                 Please sign exactly as name appears at the
                                                                                 left. When shares are held by joint tenants,
                                                                                 either or both may sign. When signing as
                                                                                 attorney, executor, administrator, trustee
                                                                                 or guardian, please give full title as such.
                                                                                 If the shareholder is a corporation, please
                                                                                 sign in full corporate name by president or
                                                                                 other authorized officer. If the shareholder
                                                                                 is a partnership, please sign in partnership
                                                                                 name by authorized person.